Exhibit 4.16(a)


                            AMENDMENT NO. 2
                        TO EMPLOYMENT AGREEMENT

AGREEMENT, dated as of January 31, 2005, by and between Radica Enterprises, Ltd., a Nevada corporation ("Radica USA"), Radica Games Limited, a Bermuda company ("Radica"), and Patrick Feely ("Employee").

WHEREAS, Radica, Radica USA and Employee entered into an amended and restated employment agreement, dated as of September 2000 (the "Employment Agreement"), with respect to the employment by Radica and Radica USA of Employee;

WHEREAS, Radica, Radica USA and Employee entered into Amendment No. 1, dated as of March 31, 2003 ("Amendment No. 1"), to the above-mentioned Employment Agreement; and

WHEREAS, the parties desire to further amend the Employment Agreement (hereinafter, references to the Employment Agreement shall include the changes made to such Agreement by Amendment No. 1) with respect to Employee's continued employment after the date of this Amendment No. 2.

NOW, THEREFORE, it is hereby agreed as follows:

         1. Section 1(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

         (a) "Cause" means:

              (i) material breach by Employee of a fiduciary obligation to any member of Radica Group;

              (ii) intentional commission by Employee of any act or omission to perform any act (excluding the omission to perform any act attributable to Employee's Total Disability) which results in material adverse consequences to any member of Radica Group;

              (iii) material breach of any of Employee's agreements set forth in this Agreement including, but not limited to, continual failure to perform substantially his duties with Radica Group after notification of same, excessive absenteeism and dishonesty;

              (iv) any attempt by Employee to assign or delegate this Agreement or any of the rights, duties, responsibilities, privileges or obligations hereunder without the prior written consent of Radica or Radica USA (except in respect of any delegation by Employee of his employment duties hereunder to other employees of Radica Group in accordance with its usual business practice);


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              (v) Employee's arrest or indictment for, or written confession of, a felony or any crime involving moral turpitude under the laws of the United States or any state or of Hong Kong;

              (vi) death of Employee;

              (vii) declaration by a court that Employee is insane or incompetent to manage his business affairs; or

              (viii) the filing of any petition or other proceeding seeking to find Employee bankrupt or insolvent.

         2. Section 1(f) of the Employment Agreement is hereby amended in its entirety to read as follows:

                  (f) "1994 Plan" means the 1994 stock option plan adopted by Radica, as amended from time to time, and "Omnibus Plan" means the 2004 omnibus equity incentive plan adopted by Radica, as amended from time to time. Any reference in this Employment Agreement to either the 1994 Plan or the Omnibus Plan shall include both of such plans and shall give effect to the plan or plans that are applicable to the stock options or other incentives granted by Radica to Employee.

         3. Section 3(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

                  On termination of this Agreement pursuant to Paragraph (a) above, or by Radica or Radica USA for Cause, or by Employee without consent of Radica or Radica USA, all benefits and compensation shall cease as of the date of such Termination. On termination of this Agreement by Radica or Radica USA without Cause or by Employee for Good Reason in the event of a Termination/Change in Control or in the event of Total Disability of Employee, (i) Radica USA will continue to pay Employee his annual salary for twelve months from the date of Termination, (ii) Radica Group will continue to provide medical and dental benefits to Employee for twelve months from the date of Termination on the same basis and at the same Employee cost as at the date of Termination and (iii) Employee's stock options, restricted stock, and restricted stock units will be treated as set forth in Section 6 hereof.


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

         4. The lead-in paragraph to Section 6(c) of the Employment Agreement is hereby amended in its entirety to read as follows (but the subparagraphs in capital letters that immediately follow that lead-in paragraph shall not be amended hereby):

                  As of the date of Termination in the event of Termination pursuant to Section 3(a) or Termination by Radica or Radica USA for Cause or by Employee without consent of Radica or Radica USA, or (ii) twelve (12) months after the date of Termination in the event of Termination by Radica or Radica USA without Cause or by Employee for Good Reason in the event of a Termination/Change in Control (unless
                  Section 6(f) of this Agreement applies, in which case this Section 6(c) shall not apply to Employee's Stock Options, restricted stock and restricted stock units) or the Total Disability of Employee (each of such applicable dates being called a "Determination Date"), Employee shall forfeit the Stock Options (measured by percentages of the stock subject to the Stock Options) and they shall expire as follows:

         5. Sections 6(d), (e) and (f) of the Employment Agreement are hereby amended in their entirety to read as follows:

                  (d) In any event each Stock Option shall expire to the extent not previously exercised on the tenth anniversary of the Grant Date. Otherwise, Employee may at any time within ninety (90) days following the Determination Date, exercise his right to purchase stock subject to the Stock Options, but subject to the foregoing provisions respecting vesting and forfeitures. Restricted Stock, and restricted stock units, if not forfeited, shall be deliverable to Employee upon its applicable vesting date, free of the previously existing restrictions, but subject to applicable state and federal securities laws.

                  (e) Employee shall have no right to sell, alienate, mortgage, pledge, gift or otherwise transfer the Stock Options, the Restricted Stock or any restricted stock units or any rights thereto, except by will or by the laws of descent and distribution, and except pursuant to applicable state and federal securities laws and except as specifically contemplated herein.

                  (f) Upon the occurrence of a Change in Control under the Omnibus Plan, all of Employee's then outstanding stock options, restricted stock, and restricted stock units in Radica shall vest and become immediately exercisable. If Employee is terminated by Radica or Radica USA without Cause after a definitive agreement for a transaction that would constitute a Change in Control as described in the Omnibus Plan has been approved by the


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                  shareholders of Radica, but before such transaction
                  is consummated, Employee's stock options restricted stock, and restricted stock units in Radica shall vest on the date of such termination without Cause. Income realized by Employee as a result of the acceleration of vesting of equity compensation or otherwise resulting from a Termination/Change in Control is specifically paid in consideration of post-employment restrictions of Section 7 hereunder.

         6. Section 13 of the Employment Agreement is hereby amended in its entirety to read as follows:

                  13. MODIFICATIONS OR DISCHARGE. This Agreement shall not be deemed waived, changed, modified, discharged or terminated in whole or in part, except as expressly provided for herein or by written instrument signed by all parties hereto. Each party agrees to make any modifications to this Agreement, including changing the timing of payments hereunder, as may be reasonably necessary to comply with
                  Section 409A of the Internal Revenue Code.

         7. Section 16 of the Employment Agreement is hereby amended in its entirety to read as follows:

                  REIMBURSEMENT OF EXPENSES. After a Change in Control or a Termination for Cause later determined to be a Termination Without Cause, if any dispute shall arise under this Agreement involving termination of Employee's employment with Radica or Radica USA or involving the failure or refusal of Radica or Radica USA to perform fully in accordance with the terms hereof, Radica or Radica USA shall reimburse Employee, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute (regardless of the result thereof), regardless of whether Employee's claim is upheld by a court of competent jurisdiction; provided, however, Employee shall be required to repay any such amounts to Radica or Radica USA to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by Employee was frivolous or advanced by Employee in bad faith.


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IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date and year first above written.

                                        RADICA ENTERPRISES, LTD.


                                        By  /s/ Jon N. Bengtson
                                           -------------------------------------
                                           Name:  Jon N. Bengtson
                                           Title: Chairman--Radica Games Limited


                                        RADICA GAMES LIMITED


                                        By  /s/ Jon N. Bengtson
                                           -------------------------------------
                                           Name:  Jon N. Bengtson
                                           Title: Chairman

                                          /s/ Patrick Feely
                                        ----------------------------------------
                                        PATRICK FEELY





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